Exhibit 10.22

iCIMS Holding LLC

101 Crawfords Corner Road

Suite 3-100

Holmdel, NJ 07733

Personal and Confidential

August 18, 2021

N. Steven Lucas

steve.lucas@icims.com

Re:	Forfeiture of Certain Restricted Units

Dear Steve:

Reference is made to (a) that certain Unit Purchase Agreement, dated as of March 2, 2020 (the “Purchase Agreement”), by and between iCIMS Holdings LLC (f/k/a Cersei Topco, LLC), a Delaware limited liability company (the “Company”), and you; (b) that certain Secured Recourse Promissory Note, dated as of March 2, 2020 (the “Promissory Note”), by and between the Company and you; and (c) that certain Unit Pledge Agreement, dated as of March 2, 2020 (the “Pledge Agreement”), by and between the Company and you, pursuant to which you were issued 28,500 restricted Units in the Company (the “Restricted Units”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Purchase Agreement.

This letter agreement (this “Agreement”) memorializes our discussions relating to the forfeiture of your unvested Restricted Units. In particular, in consideration of your continued employment with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby agree that, effective as of the date hereof, 22,562.50 Restricted Units are hereby forfeited (13,062.50 time-vesting Restricted Units and 9,500.00 performance-vesting Restricted Units) (the “Forfeited Units”). The Company hereby repurchases the Forfeited Units from you pursuant to Section 3 of the Purchase Agreement for the Original Cost thereof of $25,312,868.75, and, in accordance with Section 5 of the Promissory Note, offsets a corresponding amount of the outstanding loan balance under the Promissory Note. The Company also hereby forgives all accrued and unpaid interest under the Promissory Note in an aggregate amount equal to $904,518.04. In addition, the Company shall pay to you an additional amount (the “Gross-Up Payment”) as is necessary (after taking into account all federal, state, and local taxes payable by you as a result of the receipt of such additional amount) to place you in the same after-tax position that you would have been in had no income resulted from such forgiveness of accrued interest. You hereby acknowledge and agree that the Company shall withhold the entire Gross-Up Payment payable hereunder in satisfaction of applicable tax withholding obligations.

The parties acknowledge and agree that, after giving effect to the forfeiture of the Forfeited Units, corresponding repurchase by the Company, and forgiveness of all accrued interest, you hold an aggregate of 5,937.50 Restricted Units, all of which are vested as of the date hereof, and the outstanding principal under the Promissory Note amounts to $6,661,281.25.

Except as expressly amended by this letter, all terms and conditions of the Purchase Agreement, Promissory Note, and Pledge Agreement will remain in full force and effect. This Agreement constitutes the entire agreement between you and the Company with respect to the Forfeited Units and repurchase thereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. The provisions of Section 10(j) of the Purchase Agreement will apply to this Agreement, mutatis mutandis, as though fully set forth herein. This Agreement may be amended or modified only by a written instrument executed by you and the Company. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.

[Signature Page Follows]

This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to your forfeiture of the Forfeited Units (and repurchase thereof by the Company), please sign, date, and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

iCIMS HOLDINGS LLC

By:	/s/ Valerie Rainey
Name:	Valerie Rainey
Title:	Chief Financial Officer

The above terms and conditions accurately reflect our understanding regarding the forfeiture of the Forfeited Units (and repurchase thereof by the Company), and I hereby confirm my agreement to the same.

/s/ N. Steven Lucas
N. Steven Lucas

[Signature Page to Restricted Unit Forfeiture Letter]